EXHIBIT 16.1

January 30, 2019

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: Bravatek Solutions, Inc.

Commission File Number: 000-1449574

Dear Sir/Madam:

We have received a copy of, and are in agreement with, the statements being made by Bravatek Solutions, Inc. in Item 4.02 of its Form 8-K dated January 30, 2019 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

D. Brooks and Associates CPA’s, P.A
Palm Beach Gardens, FL

D. Brooks and Associates CPA’s, P.A. 4440 PGA Blvd Suite 104, Palm Beach Gardens, FL 33410 – (561) 429-6225